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                                                                   Exhibit 10.38

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, dated as of the ______ day of ________, 1999, between REMINGTON ARMS COMPANY, INC., a Delaware corporation ("Employer"), and _____________ ("Executive").

                              W I T N E S S E T H:

         WHEREAS, Employer desires to secure the continued services of Executive and Executive desires to continue to work for Employer, and, in connection therewith, Employer and Executive desire to establish the terms and provisions of the employment relationship through a written agreement ("Agreement").

         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, Employer and Executive hereby agree as follows:

         1. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive and Executive hereby accepts employment by Employer.

         2. Term; Position and Responsibilities. (a) Term of Employment. Pursuant to the terms of this Agreement, Employer shall continue to employ Executive for the term commencing on the date hereof and terminating as provided in Section 7. The period during which Executive is employed pursuant to this Agreement shall be referred to as the "Employment Period".

         (b) Position and Responsibilities. During the Employment Period, Executive will serve in the executive position specified in Section 1 of Attachment A or in such other executive position as the Board may determine from time to time. Executive shall have such duties and responsibilities as are customarily assigned to individuals serving in the position to which he is assigned, and such other duties consistent with Executive's position as the Board of Directors of Employer ("Employer's Board"), Chairman, or President may specify from time to time. Executive will devote all of his skill, knowledge and working time to the conscientious performance of the duties of such position or positions (except for (i) vacation time as set forth in Section 6(c) hereof and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive's duties hereunder, (A) such reasonable time as may be devoted to service on outside charitable boards of directors and the fulfillment of civic responsibilities or to service on the boards of such corporations as Executive is serving on the date hereof or which he may hereafter join with the consent of Employer and (B) such reasonable time as may be necessary from time to time for personal financial matters).

         3. Base Salary. As compensation for the services to be performed by Executive during the Employment Period, Employer will pay Executive the annual base salary specified in Section 2 of Attachment A. Employer's Board will review Executive's base

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salary annually during the period of his employment hereunder and, in the discretion of Employer's Board, may increase (but may not decrease) such base salary from time to time based upon the performance of Executive, the financial condition of Employer, prevailing industry salary levels and such other factors as Employer's Board shall consider relevant. The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time and without regard to any reduction therefrom in accordance with the next sentence, shall hereinafter be referred to as the "Base Salary". The Base Salary payable under this Section 3 shall be reduced to the extent that Executive elects to defer such Base Salary under the terms of any deferred compensation, savings plan or other voluntary deferral arrangement maintained or established by Employer. The pay period under this agreement shall equal one month and Employer shall pay Executive the Base Salary for each pay period in semi-monthly installments or in such other installments as are paid to other executives of Employer.

         4. Annual Incentive Compensation. During the Employment Period, Executive shall participate in Employer's incentive compensation programs for its executive officers existing from time to time (the "Management Incentive Compensation Plan"), at a targeted level specified in Section 3 of Attachment A (the "Target Amount"), and commensurate with his position and duties with Employer based on reasonable performance targets established from time to time by Employer's Board of Directors or a committee thereof.

         5. Employee Benefits. During the Employment Period, Executive shall be eligible to participate in the employee benefit plans and programs generally made available to similarly situated employees or executives of Employer, in a manner consistent with the terms and conditions of each such plan or program and on a basis that is commensurate with Executive's position and duties with Employer hereunder.

         6. Expenses. (a) Business Travel, Lodging, etc. Employer shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to Employer, to support the existence and purpose of the incurred expense and otherwise in accordance with Employer's business travel reimbursement policy applicable to senior executives as in effect from time to time.

         (b) Vacation. Executive shall be entitled to vacation as determined in accordance with the prevailing policies of Employer applicable to senior executives.

         7. Termination of Employment. (a) Termination Due to Death or Disability. In the event that Executive's employment hereunder terminates due to death or is terminated by Employer due to Executive's Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(f)(ii). For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by Executive of his duties hereunder lasting for a continuous period of six months or longer. The determination of Executive's Disability shall be made by an independent physician selected by Employer and reasonably acceptable to Executive and shall be final and binding.


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         (b) Termination by Employer for Cause. Employer may terminate Executive for "Cause". "Cause" shall mean (i) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to physical or mental illness) or other material breach by Executive of any of his obligations hereunder, after a demand for substantial performance or cure of such breach is delivered, and a reasonable opportunity to cure is given, to Executive by Employer, which demand identifies the manner in which Employer believes that Executive has not substantially performed his duties or breached his obligations, (ii) Executive's engaging in willful and serious misconduct that has caused or would reasonably be expected to result in material injury to Employer or any of its affiliates, (iii) Executive's conviction of, or entering a plea of nolo contendere to, a crime that constitutes a felony, or (iv) violation of any provision of Employer's business ethics policy.

         (c) Termination Without Cause. A termination "Without Cause" shall mean a termination of employment by Employer other than due to Disability as described in Section 7(a) or for Cause as defined in Section 7(b). Upon delivery of Notice of Termination, Employer may immediately remove Executive from his executive position and Executive shall immediately resign from his executive position.

         (d) Termination by Executive. Executive may terminate his employment for "Good Reason". Good Reason shall mean a termination of employment by Executive within 30 days following the occurrence of any of the following events without Executive's consent: (i) the assignment of Executive to a position the duties of which are a material diminution of the duties contemplated by Section 2(b) hereof, (ii) a reduction of Executive's Base Salary or the percentage of such Base Salary made available as an incentive compensation opportunity pursuant to Section 4, (iii) the assignment of Executive to a principal office located beyond a 50-mile radius of Executive's current work place, or (iv) a material breach by Employer of any of its obligations hereunder. To effect a termination for Good Reason, Executive must deliver a written Notice of Termination stating his intention to terminate his employment for "Good Reason" and specifying the specific provisions hereof on which Executive is relying. Notwithstanding the foregoing, Executive may not terminate his employment for Good Reason if Employer has, within 15 days of the receipt of Executive's written Notice of Termination, cured the conduct alleged to give rise to the basis for the Good Reason termination.

         (e) Notice of Termination. Any termination by Employer pursuant to
Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written "Notice of Termination" addressed to the other parties to this Agreement. A "Notice of Termination" shall mean a notice stating that Executive's employment hereunder has been or will be terminated.

         (f) Payments Upon Certain Terminations. (i) If Employer has provided Executive Notice of Termination without Cause or Executive terminates his employment for Good Reason, Employer shall pay to Executive as severance:


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         (1)      his Base Salary, for the period from such date of termination through the expiration of the severance term specified in
                  Section 4 of Attachment A to this Agreement, and

         (2)      the product of

                  (i) the amount of incentive compensation that would have been payable to Executive for the calendar year in which his employment terminates if he had remained employed for the entire calendar year and assuming that all applicable performance objectives had been achieved at target, multiplied by

                  (ii) a fraction, the numerator of which is equal to the number of days in such calendar year that precede (x) if a termination Without Cause, the date of the Notice of Termination, or (y) if a termination by Executive for Good Reason, the Date of Termination, and the denominator of which is 365.

In consideration of such severance benefits, Employee agrees to (i) waive all rights to post termination benefits, other than vested equity awards and pension, if any, after the termination date, (ii) waive any claims to other severance or termination benefits and (iii) execute a reasonable release releasing Employer from all claims including but not limited to claims under the Americans with Disabilities Act or for wrongful discrimination or wrongful discharge from Employer. Employer may pay to Executive at any time a single lump sum equal to the present value (calculated using a discount rate equal to the short-term Applicable Federal Rate as defined in Section 1274(d) of the Internal Revenue Code) of the remaining amount payable as Base Salary hereunder in full and complete satisfaction of Employer's obligations under Section 7(f)(i). Employer shall continue to provide to Executive the life, medical, dental, accidental death and dismemberment and prescription drug benefits made available to Executive pursuant to Section 5 (the "Continued Benefits") during the period over which Employer continues to pay Executive his Base Salary pursuant to this
Section 7(f)(i). Executive shall generally not have a duty to mitigate the costs to Employer under this Section 7(f)(i), except that (i) if the period over which Employer continues to pay Executive his Base Salary pursuant to this Section 7(f)(i) extends beyond one year from the Date of Termination, the amount payable pursuant to this Section 7(f)(i) as Base Salary for any period after the expiration of such one year shall be reduced (but not below zero) by the amount of compensation received by Executive for services performed in any capacity, including self-employment, and (ii) Continued Benefits for such period shall be reduced or canceled to the extent of any comparable benefit coverage offered to Executive by a subsequent employer during the period the Continued Benefits are to be provided.

         (ii) Upon his death or Disability or if Employer shall terminate Executive's employment for Cause, Employer shall pay Executive his full Base Salary through the Date of Termination, plus, in the case of termination upon Executive's death or Disability, the pro rata amount of incentive compensation for the portion of the calendar year preceding Executive's Date of Termination (exclusive of any time between the onset


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of a physical or mental disability that prevents the performance by Executive of his duties hereunder and the resulting Date of Termination) that would have been payable to Executive if he had remained employed for the entire calendar year and assuming that all applicable performance targets had been achieved at target levels of performance. Executive shall not be entitled to severance compensation under any severance compensation plan of Employer when Executive receives compensation under this Section 7(f)(ii). Other than severance compensation, any benefits payable to or in respect of Executive under any otherwise applicable plans, policies and practices of Employer shall not be limited by this provision.

         [(g) Pension Credited Service. If Employer has provided Executive Notice of Termination without Cause or Executive terminates his employment for Good Reason, Employer shall provide Executive with service credit for determining the amount of any pension benefit payable to Executive under Employer's applicable defined benefit pension plans as though Executive had continued in the employ of Employer through the end of the Severance Term specified in Section 4 of Attachment A hereto. To the extent that any benefit which would be payable under any such plan in respect of such deemed service can not be paid under the terms of such plan (the "Precluded Plan"), Employer shall cause such benefit to be paid under another plan or shall pay any amounts otherwise owing from its general assets, at the same time and under the same circumstances and conditions as such amounts would have been payable under the Precluded Plan. Additionally, average final pay for determining the amount of any pension benefit payable to Executive under Employer's applicable defined benefit pension plans shall not be affected by any payments made to Executive during such Severance Term.] [For Messrs. Little and Millner only]

         (h) Date of Termination. As used in this Agreement, the term "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated by Employer for Cause, the date on which Notice of Termination is given or, if later, the date of termination specified in such Notice, as contemplated by
Section 7(e), and (iii) if Executive's employment is terminated by Employer Without Cause, due to Executive's Disability or by Executive for Good Reason, 30 days after the date on which Notice of Termination is given as contemplated by
Section 7(e) or, if no such Notice is given, the actual date of termination of Executive's employment.

         8. Unauthorized Disclosure. Without the prior written consent of Employer's Board or its authorized representative, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event, Executive will use his best efforts to consult with Employer's Chairman or President prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of Employer's Board, the Board of Directors of RACI Holding, Inc. ("Holding") and management of Employer or Holding), operating policies or manuals,


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business plans, financial records, packaging design or other financial, commercial, business or technical information relating to Holding, Employer or any of their respective subsidiaries or affiliates or that Holding, Employer or any of their respective subsidiaries or affiliates may receive belonging to suppliers, customers or others who do business with Holding, Employer or any of their respective subsidiaries or affiliates (collectively, "Confidential Information") to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive's breach of this Section 8).

         9. Non-Competition. During the period of Executive's employment and the one year period following Executive's voluntary termination of employment other than for Good Reason (such periods referred to collectively as the "Restriction Period"), Executive shall not, directly or indirectly, engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any business or entity which is engaged in the manufacture, sale, distribution or production of products related to hunting and fishing which are competitive in any geographic area with any products manufactured, sold, distributed or produced by Employer or any of its subsidiaries. Executive agrees and acknowledges that Employer and its subsidiaries are engaged in business and sell and distribute their products throughout the United States and other jurisdictions throughout the world, and that it would not be reasonable to limit the geographic scope of this covenant to any particular geographic location.

         10. Non-Solicitation of Employees. During the Restriction Period, Executive shall not, directly or indirectly, for his own account or for the account of any other person or entity with which he is or shall become associated in any capacity, (a) solicit for employment, employ or otherwise interfere with the relationship of Employer with any person who at any time during the six months preceding such solicitation, employment or interference is or was employed by or otherwise engaged to perform services for Employer other than any such solicitation or employment during Executive's employment with Employer on behalf of Employer, or (b) induce any employee of Employer who is a member of management to engage in any activity which Executive is prohibited from engaging in under any of Sections 8, 9, 10 or 11 hereof or to terminate his employment with Employer.

         11. Non-Solicitation of Customers. During the Restriction Period, Executive shall not, directly or indirectly, solicit or otherwise attempt to establish for himself or any other person, firm or entity (other than Employer or its subsidiaries or affiliates) any business relationship of a nature that is competitive with the business or relationship of Employer with any person, firm or corporation which during the twelve-month period preceding the date his employment with Employer terminated was a customer, client or distributor of Employer or any of their respective subsidiaries.

         12. Return of Documents. In the event of the termination of Executive's employment for any reason, Executive will deliver to Employer all of Employer's property and Employer's non-personal documents and data of any nature and in whatever medium pertaining to Executive's employment with Employer, and he will not take with


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him any such property, documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

         13. Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to non-competition, non-solicitation, confidentiality and Employer property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations referred to in this Section 13. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity. If Employer does not prevail in obtaining any such injunctive relief, Employer shall reimburse Executive for any legal expenses incurred by him in defending the imposition of such injunctive relief.

         14. Intellectual Property. During the term of this agreement, Executive will disclose to Employer all ideas, inventions and business plans developed by him during such period which relate directly or indirectly to the business of Employer or any of its subsidiaries or affiliates, including without limitation, any process, operation, product, or improvement which may be proprietary, patentable or copyrightable. Executive agrees that such will be the property of Employer and that he will at Employer's request and cost do whatever is necessary to secure the rights thereto by patent, copyright or otherwise for Employer.

         15. Assumption of Agreement. Employer will require any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled hereunder if Employer terminated his employment Without Cause as contemplated by Section 7(c), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed both the date of the Notice of Termination and the Date of Termination. This Agreement shall bind Employer and any subsidiary, holding company, or successor in interest of Employer.

         16. Waiver of Certain Rights. Employer and Executive hereby acknowledge and agree that any prior employment agreement or arrangement is superseded in its entirety by the terms of this Agreement and the terms of any prior employment agreement or arrangement shall, from and after the Effective Time, be of no further force or effect.


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         17. Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Attachment hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including, without limitation, those made to or with Executive by any other person or entity and any prior agreement) are merged herein and superseded hereby.

         18. Indemnification. Employer agrees that it shall indemnify, defend, and hold harmless Executive to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses including without limitation all costs and expenses incurred in defense of litigation, including attorneys' fees, arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. Costs and expenses incurred by Executive in defense of litigation, including attorneys' fees, shall be paid by Employer in advance of the final disposition of such litigation upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by Employer under this Agreement.

         19. Miscellaneous. (a) Binding Effect. This Agreement shall be binding on and inure to the benefit of Employer and its successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives.

         (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request for injunctive relief contemplated by Section 13) shall be resolved by binding arbitration. The arbitration shall be held in the city of Greensboro, North Carolina and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Employer and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions, except that, in the event Executive prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by Employer.

         (c) Governing Law. This Agreement shall be governed by and constructed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

         (d) Taxes. Employer may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes as shall be required by law.

         (e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by Employer's


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Board or a duly authorized committee thereof. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

         (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

         (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

                           (i)  If to Employer, to it at:

                                Remington Arms Company, Inc.
                                Post Office Box 700
                                Madison, North Carolina 27025
                                Attention: Secretary

                           (ii) If to Executive, to him at the address listed in
                                Section 5 of Attachment A.

         (h) Survival. Sections 8, 9, 10, 11, 12, 13, 14, 17, 18, 19(b), (c) and
(f) and, if Executive's employment terminates in a manner giving rise to a payment under Section 7(f), Section 7(f) shall survive the termination of the employment of Executive hereunder.

         (i) No Conflicts. Executive and Employer each represent that they are entering into this Agreement voluntarily and that Executive's employment hereunder and each party's compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by such party of any agreement to which it is a party or by which it may be bound.

         (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.


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         (k) Headings. The section and other headings contained in this
Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

                  IN WITNESS WHEREOF, Employer has duly executed this Agreement by its authorized representative and Executive has hereunto set his hand, in each case effective as of the date first above written.

                          REMINGTON ARMS COMPANY, INC.

                          By:
                             ----------------------------
                          Name:
                          Title:

                          EXECUTIVE:

                          -------------------------------




                          Signature


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                                  ATTACHMENT A

1.       POSITION:
                   -----------------------

2.       ANNUAL BASE SALARY:  $
                               -----------------

3.       INCENTIVE COMPENSATION TARGET OPPORTUNITY:    %
                                                    ---

4.       SEVERANCE TERM:
                         ---------------

5.       EXECUTIVE'S ADDRESS:
                              ---------------------


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